Exhibit 10.14

Gannett Co., Inc.

2015 Key Executive Life Insurance Plan

Participation Agreement

ACKNOWLEDGMENT

I, the undersigned Participant, hereby agree to be bound by the terms and conditions of the 2015 Key Employee Life Insurance Plan (“KELIP”).

By signing this Participation Agreement, I agree to be bound by the terms of the KELIP as set forth in the plan document.  If there is a conflict between the plan document, including this Participation Agreement, and any other communication, written or oral, including any plan summary materials, then the terms of the plan document will control.

I also understand that my benefit under the KELIP will be calculated as follows:

Targeted Death Benefit

Pre-Termination (but not beyond age 65)	<Flat Dollar Amount>

Post-Termination	<Flat Dollar Amount>

Duration of Employer Contributions

Annual Employer Contributions may be made, in the Employer’s sole discretion, each calendar year during my employment.  No Employer Contributions will be payable after termination of employment or after your sixty-second (62nd) birthday (assuming you have received at least five Annual Employer Contributions).

OR

Annual Employer Contributions may be made, in the Employer’s sole discretion, during employment.  However, if I remain employed after attaining age 55 with at least 5 years of service with the Employer or Predecessor Employer (“Retirement Eligible”), additional Annual Contributions will be due as provided below.

Additional Terms

Additional Annual Employer Contributions

In the event you become Retirement Eligible, the Employer will continue to make an Annual Employer Contribution after termination of employment each year prior to your sixty-second (62nd) birthday but in no event will there be less than a total of 5 Annual Employer Contributions (including any Annual Employer Contributions for you made by the Predecessor Employer).  The Annual Employer Contributions to be made following termination will be re-calculated only as of the time of termination and will take into consideration the then current crediting rates and the Post Termination Targeted Death Benefit commencing upon termination and shall remain fixed thereafter; provided that each Annual Employer Contribution made following your termination of employment shall not exceed the Annual Employer Contribution made immediately preceding the termination of employment.

Compliance with Section 409A of the Code

Notwithstanding anything else to the contrary and only if necessary to satisfy the requirements of Code Section 409A, contributions to be made by the Employer caused by your termination of employment (other than by reason of death) if you are determined to meet the definition of Specified Employee at the time of termination shall be payable as otherwise provided, except that the initial payment shall be made no earlier than the six (6) months following the termination of employment with the Employer.  For purposes of this Agreement, the term Specified Employee means a Participant who is determined by the Committee, or its delegate(s), to be a “specified employee” under the provisions of Treas. Reg. §1.409A-1(i) and other applicable guidance, provided that the Employer (or a member of the same group of controlled entities as the company that employs the Participant) is publicly traded on an established stock exchange.

The KELIP is intended to comply with the requirements of Section 409A to the extent such rules apply to the KELIP, and the KELIP shall be interpreted and administered in accordance with that intent.  If any provision of the KELIP would otherwise conflict with or frustrate this intent, that provision will be interpreted so as to avoid the conflict.  For purposes of Code Section 409A, each Annual Employer Contribution will be treated as a separate payment.

Amendment

The Employer has reserved the right to amend or terminate the Plan at any time, and for any reason.  Notwithstanding, any such termination or amendment to the Plan shall not reduce or eliminate the Annual Employer Contributions to be made once you have become Retirement Eligible.  In addition, any determination of a Change in Employment Status after you have become Retirement Eligible shall not reduce or eliminate the Annual Employer Contributions to be made after such time.

In witness hereof, the Participant and Gannett Co., Inc. have executed this Participation Agreement in duplicate as of the date noted below:

<<EMPLOYEE NAME>>

Signature of Participant	Date
Employee ID No.:

Gannett Co., Inc.

Name:
Title:

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